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LIST OF SUBSIDIARIES                                                 EXHIBIT 21

          Following lists the significant subsidiaries of the registrant together with their wholly-owned subsidiaries and the state or jurisdiction of incorporation of each:

          NAME                                                         INCORPORATED
 1)       First National Bank of Pennsylvania                          United States

 2)       Reeves Bank                                                  Pennsylvania

 3)       First County Bank, N.A.                                      United States

 4)       Metropolitan National Bank                                   United States

 5)       First National Bank of Naples                                United States

 6)       Cape Coral National Bank                                     United States

 7)       First National Bank of Fort Myers                            United States

 8)       First National Bank of Florida                               United States

 9)       West Coast Guaranty Bank, N.A.                               United States

10)       Regency Finance Company                                      Pennsylvania

          Regency Finance Company conducts business under five names. Business is conducted at the fifteen offices in Butler, Clearfield, Crawford, Elk, Erie, Fayette, Lawrence, McKean, Mercer, Somerset and Warren counties in Pennsylvania under the name of F.N.B. Consumer Discount Company. Business is conducted in Chataqua county in New York under the names of Citizens Financial Services of New York, Inc. and Citizens Equity Corporation of New York. Business is conducted in the seven offices in Columbiana, Mahoning, Lake, Summit and Trumbull counties in Ohio under the name Citizens Financial Services, Inc. Business is conducted in the eleven offices in Centre, Columbia, Hanover, Lackawanna, Lehigh, Monroe, Snyder, and Union counties in Pennsylvania under the name of Regency Finance Company.

          The other subsidiaries conduct business under the names as shown above.